EXHIBIT 99.1

For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. Provides Update on Recent Business Trends

Chicago, IL, June 21, 2007 - PrivateBancorp, Inc.’s (NASDAQ: PVTB) management will present today at William Blair & Company’s 27th Annual Growth Stock Conference in Chicago, IL. As previously announced, a live webcast of the presentation will be available at the following address: http://www.wsw.com/webcast/blair8/pvtb/. Investors may also access the webcast of the presentation at the Company’s website at http://www.pvtb.com during the conference and for 30 days following the conference.

During this presentation, management will provide an update on certain business trends since the end of the first quarter 2007. Based on recent trends, the Company expects non-performing assets as a percentage of total assets to increase to within the 0.70% range compared to 0.34% at the end of the first quarter 2007. The Company expects to incur additional expenses associated with resolving these credits and expects that its net interest margin will decrease by approximately 10 basis points compared to first quarter 2007 net interest margin of 3.26%. The loan loss provision for the quarter is also expected to increase compared to the first quarter 2007. Charge-offs, however, are anticipated to be relatively consistent with the prior period level.

Despite a difficult banking environment, the Company remains focused on continuing to build its franchise to support its goals for long-term growth. For example, as a result of new hires and promotions, the Company expects the number of its Managing Directors to increase by at least 10 during the second quarter compared to an increase of 2 for the first quarter 2007. The Company expects to achieve sequential, annualized loan growth in the range of 10% to 15%, an improvement compared to the 9% annualized growth rate in the first quarter 2007.

Management is pleased with the business developments in its new markets. The PrivateBank - Georgia continues to generate strong loan growth and began staffing its third office, which will open during the third quarter 2007. The PrivateBank - Kansas City (in organization) has made some significant hires to round out its banking and wealth management teams and continues to build a strong pipeline of new client relationships. As anticipated, The PrivateBank - Kansas City de novo initiative is expected to reduce earnings per share by about $0.02 during the second quarter as compared to $0.014 in the first quarter 2007.

During the second quarter, the Company received $650,000 of insurance proceeds covering a portion of losses the Company incurred in the fourth quarter 2006 as a result of an employee fraud, which was previously disclosed. Also as previously disclosed, during the second quarter 2007, share-based compensation expenses will increase approximately $500,000 compared to the first quarter 2007 due to awards made during the quarter, including a grant to the Company’s CEO of approximately $400,000 which was immediately expensed as a result of rules applicable to awards to retirement-eligible employees.

PrivateBancorp, Inc. was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Through a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s personal and commercial banking and wealth management needs. The Company, which had assets of $4.3 billion as of March 31, 2007, has 18 offices located in the Atlanta, Chicago, Detroit, Milwaukee, St. Louis, and Kansas City metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, the effect of continued margin pressure on our earnings, deterioration in asset quality due to an economic downturn in the greater Chicago, Detroit, Milwaukee, St. Louis, Kansas City or Atlanta metropolitan areas, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s business or unanticipated business declines, unforeseen difficulties in the continued integration of The PrivateBank - Georgia or higher than expected operational costs, failure to get regulatory approval for a de novo federal savings bank in Kansas City, competition, failure to improve operating efficiencies through expense controls, and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.